Innventure Announces Appointment of Dr. Bill Grieco as CEO following Retirement of Current CEO Bill Haskell
Leadership transition to be completed by October 1, 2026
Orlando, FL — June 30, 2026 — Innventure, Inc. (NASDAQ: INV), an industrial growth conglomerate, today announced that its Board of Directors has appointed Dr. Bill Grieco as Innventure’s next Chief Executive Officer, effective October 1, 2026. Dr. Grieco will succeed Bill Haskell, who is retiring after a distinguished career spanning more than 45 years – the last six of which have been as Innventure’s CEO. Mr. Haskell will work closely with Dr. Grieco to support a seamless transition over the next three months.
The appointment follows a comprehensive succession planning and search process led by a subcommittee of Innventure’s Board, conducted with the assistance of a leading executive search firm that evaluated both internal and external candidates.
“On behalf of the Board, I want to thank Bill Haskell for his leadership and dedication in building Innventure into the platform it is today, and we wish him all the best in his well-earned retirement,” said Mike Otworth, Innventure’s Executive Chairman. “As we enter our next phase of growth, we are excited to welcome Bill Grieco as Chief Executive Officer. Bill is already focused on developing an aggressive first 100 days plan for milestone execution to facilitate Innventure finishing the year strongly. I’m confident that Innventure stakeholders will be pleased by Bill’s transparency and proactive communication to our shareholders and business partners.”
Dr. Grieco currently serves as the founding Chief Executive Officer of Refinity, one of Innventure’s operating companies and as board member of Refinity and Accelsius. From 2022 to 2024, he served as Innventure’s Chief Technology Officer. Prior to Innventure, Dr. Grieco was the CEO of The RAPID Manufacturing Institute® and led R&D for the $3 billion Building Materials Group at Owens Corning. He brings a long history of working alongside multinational corporations to bring differentiated technologies to commercial scale, together with the operating discipline of having led a company through its build-and-scale phase. Dr. Grieco earned a PhD and master’s degree from the Massachusetts Institute of Technology (MIT), and a bachelor’s degree from Georgia Institute of Technology, all in Chemical Engineering.
“I share the Board’s confidence that Bill Grieco is the right leader for Innventure’s next chapter,” said Haskell. “He understands our model from the inside, having helped guide our operating companies at the board level and leading Refinity as CEO. Dr. Grieco was also a key member of the evaluation team that led to the founding of Accelsius. He has been a founding director of Accelsius and continues to sit on the board. Given his depth of knowledge of both Accelsius and Refinity, coupled with his extensive experience co-developing the Innventure model, we think that he has the unique ability to seamlessly lead Innventure. He has earned the trust and respect of our multinational collaboration partners, internal teams, and the Board. I am confident Innventure will be in exceptional hands.”
“I am honored by the Board’s confidence and grateful for everything Bill Haskell has built,” said Dr. Grieco. “Innventure’s model is unique, and it works because it pairs breakthrough technologies with the discipline to launch and grow companies with compelling value propositions. I intend to focus on growing our relationships with multinational partners, scaling our operating companies pragmatically, and creating value for our shareholders.”

Dr. Grieco will join Innventure’s executive committee in connection with his appointment and fill the vacancy created by Mr. Haskell’s planned retirement from Innventure’s Board of Directors on October 1, 2026. He will also continue to serve on the boards of Accelsius and Refinity. Refinity and Innventure are currently working with an executive search firm and our corporate partner to identify a well-qualified successor CEO for Refinity. Dr. Grieco will remain in his role as Refinity CEO until October 1, 2026.

About Innventure
Innventure, Inc. (NASDAQ: INV), an industrial growth conglomerate, focuses on building companies with billion-dollar valuations by commercializing breakthrough technology solutions. By systematically creating and operating industrial enterprises from the ground up, Innventure participates in early-stage economics and provides industrial operating expertise designed for global scale. Innventure’s approach seeks to uniquely bridge the “Valley of Death” between corporate innovation and commercialization through its distinctive combination of value-driven multinational partnerships, operational experience, and scaling expertise.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current assumptions and expectations of future events that are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.
These risks and uncertainties include, but are not limited to, those factors described in Innventure’s public filings with the U.S. Securities and Exchange Commission, including but not limited to the following: Innventure’s and its subsidiaries’ ability to execute on their strategies, book sales and achieve future financial performance; developments and projections relating to Innventure’s and its subsidiaries’ competitors and industry; the implementation, adoption, market acceptance and success of Innventure’s and its subsidiaries’ products, business models and growth strategies; Innventure’s and its subsidiaries’ ability to generate sufficient revenue and operating cash flow; the timing and magnitude of expected cash expenditures; the availability, timing and terms of additional financing, including debt or equity financing; market conditions affecting access to capital; potential dilution resulting from future financings; Innventure’s ability to successfully implement cost reduction initiatives; changes in economic conditions; competitive pressures; regulatory developments; Innventure’s ability to maintain control over its subsidiaries.

Forward‑looking statements speak only as of the date of this release, and Innventure undertakes no obligation to update them except as required by law.
Investor Relations Contact: Kyle Nagarkar, Solebury Strategic Communications
investorrelations@innventure.com
Media Contact: Stephanie Knight, Solebury Strategic Communications
press@innventure.com